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                                                                  EXECUTION COPY






                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                 PHILIPS BUSINESS ELECTRONICS INTERNATIONAL B.V.

                                       AND

                                   FEI COMPANY





                          DATED AS OF DECEMBER 3, 1998






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                                TABLE OF CONTENTS


ARTICLE I    DEFINITIONS AND TERMS

     Section 1.1  Specific Definitions.........................................1
     Section 1.2  Other Terms..................................................7
     Section 1.3  Other Definitional Provisions................................7

ARTICLE II   PURCHASE OF COMMON STOCK AND BRIDGE FINANCING

     Section 2.1  Purchase and Sale of Financing Shares........................7
     Section 2.2  Purchase and Sale of Top-Up Shares...........................7
     Section 2.3  Notices; Closing; Delivery and Payment.......................8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF FEI

     Section 3.1  Organization, Good Standing and Qualification................9
     Section 3.2  Approval and Fairness........................................9
     Section 3.3  No Adverse Consequences......................................9
     Section 3.4  Capital Structure; Valid Issuance...........................10
     Section 3.5  FEI Reports; Financial Statements...........................10
     Section 3.6  Absence of Certain Changes..................................11
     Section 3.7  Takeover Statutes...........................................12
     Section 3.8  Brokers.....................................................12
     Section 3.9  Merger Agreement............................................12
     Section 3.10  Other Information..........................................12
     Section 3.11  No Other Representations or Warranties.....................12

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PBE

     Section 4.1  Due Incorporation of PBE....................................13
     Section 4.2  No Adverse Consequences.....................................13
     Section 4.3  Financing...................................................14
     Section 4.4  Securities Act..............................................14
     Section 4.5  No Other Representations or Warranties......................14

ARTICLE V    COVENANTS

     Section 5.1  Continuation of Business....................................14
     Section 5.2  Information Supplied........................................15
     Section 5.3  Shareholders Approval.......................................16


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     Section 5.4  Filings; Other Actions; Notification........................16
     Section 5.5  Publicity...................................................17
     Section 5.6  Expenses....................................................17
     Section 5.7  Takeover Statute............................................17
     Section 5.8  Right to Maintain Percentage Interest.......................18
     Section 5.9  Use of Proceeds.............................................18


ARTICLE VI   CONDITIONS TO THE CLOSING

     Section 6.1  Conditions to the Obligations of FEI and PBE................18
     Section 6.2  Conditions to the Obligations of PBE........................19
     Section 6.3  Conditions to the Obligations of FEI........................19

ARTICLE VII  SURVIVAL; INDEMNIFICATION

     Section 7.1  Survival....................................................20
     Section 7.2  Reciprocal Indemnification..................................20
     Section 7.3  Indemnification Procedures..................................20
     Section 7.4  Indemnification Net of Taxes................................22

ARTICLE VIII TERMINATION

     Section 8.1  Termination.................................................22
     Section 8.2  Effect of Termination.......................................23

ARTICLE IX   MISCELLANEOUS

     Section 9.1  Notices.....................................................24
     Section 9.2  Amendment; Waiver...........................................25
     Section 9.3  Amendment of Merger Agreement...............................25
     Section 9.4  Assignment..................................................25
     Section 9.5  Entire Agreement............................................25
     Section 9.6  Fulfillment of Obligations..................................25
     Section 9.7  Parties in Interest.........................................26
     Section 9.8  Disclosure Schedules........................................26
     Section 9.9  Governing Law; Mediation and Arbitration....................26
     Section 9.10  Counterparts...............................................27
     Section 9.11  Headings...................................................27



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         STOCK PURCHASE AGREEMENT, dated as of December 3, 1998, between FEI
COMPANY, an Oregon corporation ("FEI") and PHILIPS BUSINESS ELECTRONICS INTERNATIONAL B.V., a Netherlands corporation ("PBE").

                              W I T N E S S E T H :

         WHEREAS, simultaneously herewith, FEI, MC Acquisition Corporation, an Oregon corporation and wholly owned subsidiary of FEI ("FEI Merger Sub"), and Micrion Corporation, a Massachusetts corporation ("Micrion") are entering into the Merger Agreement (as defined herein) and FEI desires to obtain financing for the cash portion of the acquisition of Micrion pursuant to such agreement. As used in this Agreement, the term "FEI" means FEI and its wholly owned direct or indirect subsidiaries and the term "PBE" means PBE and its wholly owned direct or indirect subsidiaries;

         WHEREAS, PBE desires to provide such financing in the form of a purchase of shares of the common stock of FEI (the "Common Stock"), upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, PBE may desire to purchase shares of the Common Stock in addition to those obtained in connection with such financing in order to maintain its 55% interest in FEI and FEI desires to sell such additional shares to PBE.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

         Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"Adjusted Price" shall mean the average closing price of the Common Stock for the 20 full trading days preceding the Closing Notice Date; provided, that if a Material Adverse Effect occurs or is discovered less than 20 trading days prior to the Closing Notice Date, then the Adjusted Price will be the average closing price of the Common Stock only for those full trading days following the date of such occurrence or discovery of such Material Adverse Effect and preceding the Closing Notice Date.

"Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, for purposes of this agreement FEI and PBE shall not be considered "Affiliates".

"Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

"Announcement Date" shall mean the first full trading day that commences following the announcement that FEI and Micrion have entered into the Merger Agreement; it being understood that such announcement will not be made while the Nasdaq National Market is open for the transaction of business.

"board of directors" shall mean any board of directors or other body of persons, including all committees thereof, performing functions equivalent or similar to those performed by a board of directors of a corporation incorporated in one of the states of the United States of America.

"Business Day" shall mean any day other than a Saturday or a Sunday or a day on which banks in New York City are authorized or required by law to close.

"Claim" shall have the meaning set forth in Section 7.3.

"Claim Notice" shall have the meaning set forth in Section 7.3.

"Closing" shall have the meaning set forth in Section 2.3(b).

"Closing Date" shall have the meaning set forth in Section 2.3(b).

"Closing Notice" shall have the meaning set forth in Section 2.3(a).

"Closing Notice Date" shall mean the date on which FEI delivers the Closing
     Notice to PBE.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock" shall have the meaning set forth in the recitals.

"Competition Laws" shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.



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"Contracts" shall mean (i) any mortgage, note, or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by a party or such party's guaranty of any obligation for the borrowing of money; (ii) contracts, agreements, purchase orders, or acknowledgment forms for the purchase, sale, lease or other disposition of a party's equipment, products, materials or capital assets, or for the performance of services;
     (iii) contracts or agreements for the joint performance of work or services and all other joint venture agreements; (iv) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of a party's products or services; and (v) contracts or agreements relating to the employment or compensation of a party's officers, directors or employees, including without limitation any collective bargaining agreements..

"Control" with respect to any Person shall mean ownership (directly or indirectly) of a majority of total voting power of such Person's voting securities or interests.

"Disclosure Schedule" shall mean the disclosure schedule accompanying this Agreement. The Disclosure Schedule shall be deemed to include the FEI Reports filed prior to the date hereof, which are hereby incorporated therein by reference.

"Dissenting Stockholders" shall have the meaning assigned thereto in the Merger
     Agreement.

"Effective Time" shall mean the effective time of the Merger.

"Encumbrances" shall mean liens (including any liens for Taxes), charges, encumbrances, security interests, options, or any other restrictions or third party rights.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"FEI" shall have the meaning set forth in the preamble.

"FEI Merger Sub" shall have the meaning set forth in the recitals.

"FEI Option" shall have the meaning set forth in Section 3.4.

"FEI Option Plans" shall have the meaning set forth in Section 3.4.

"FEI Reports" shall have the meaning set forth in Section 3.5.

"FEI'sBusiness" shall mean the business of FEI as conducted or contemplated to be conducted as of the date hereof.

"Financing Price" shall have the meaning set forth in Section 2.1.



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"Financing Shares" shall mean the number of shares of the Common Stock (rounded up to the nearest share) that is equal to:

              ($6.00 X Micrion Shares Number) + (Transaction Costs)
              -----------------------------------------------------
                                 Per Share Price

"Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required for PBE to perform its obligations under this Agreement, under the applicable laws, ordinances or regulations of any Governmental Entity.

"Governmental Entity" shall mean any court, legislature, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency.

"Indemnified Parties" shall have the meaning set forth in Section 7.2.

"Indemnifying Party" shall have the meaning set forth in Section 7.3.

"Losses" shall have the meaning set forth in Section 7.2.

"Material Adverse Effect" shall have the meaning set forth in the Introduction to Article III.

"Material Pricing Event" shall mean that a Material Adverse Effect on FEI has occurred and that the Adjusted Price is less than 80% of the Per Share Price.

"Maximum Number" shall equal (rounded down to the nearest integer) (A) 122.23% of (i) the number of shares of Common Stock issued in the Merger plus (ii) the number of shares of Common Stock issuable upon exercise of options to be issued to former officers or employees of Micrion as part of their Employment Agreements with FEI less (B) the number of Financing Shares issued.

"Micrion" shall have the meaning set forth in the recitals.

"Micrion Shares Number" shall mean the number of shares of Micrion common stock outstanding immediately before the Effective Time (other than (i) Micrion Shares that are owned by FEI or Merger Sub, (ii) Micrion Shares that are owned by Micrion, in each case (i) and (ii) not held on behalf of third parties, or (iii) Micrion Shares held by Dissenting Stockholders.

"Merger" shall mean the merger of Micrion with and into FEI Merger Sub, as more fully set forth in the Merger Agreement.



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"Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of the date hereof, among FEI, Micrion and FEI Merger Sub.

"Named Members" shall mean each of Alfred B. Bok, William E. Curran, Theo J.H.J.
     Sonnemans and Karel D. van der Mast.

"Nasdaq" shall mean the National Association of Securities Dealers Automated
     Quotation System.

"Needham" shall have the meaning set forth in Section 8.3.

"Notice Period" shall have the meaning set forth in Section 7.3.

"PBE" shall have the meaning set forth in the preamble.

"PBE Information" shall have the meaning set forth in Section 5.2(b).

"Per Share Price" shall have the meaning set forth in Section 2.1.

"Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

"Philips" shall mean Royal Philips Electronics N.V.

"Philips Group" shall mean Philips and all of its Affiliates, whether consolidated or not.

"Pricing Notice" shall have the meaning set forth in Section 2.3(a).

"Proxy Statement" shall have the meaning set forth in Section 5.2(a).

"Purchase Price" shall mean the aggregate of the Financing Price and the Top-up
     Price, if any.

"Purchased Shares" shall mean the Financing Shares plus, if any, the Top-Up
     Shares.

"Representatives" of a party shall mean, collectively, its employees, agents and representatives (including any investment banker, attorney or accountant retained by it).

"Required Approvals" shall have the meaning set forth in Section 6.1(b).

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.


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"Shareholders Meeting" shall have the meaning set forth in Section 5.3.

"Stock Right" means any options, warrants, convertible securities or other rights to acquire shares of Common Stock, including without limitation any options issued under the Stock Option Plan other than Stock Rights held by PBE.

"Subsidiary" means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and, with respect to FEI, includes, without limitation, FEI Asia, Inc., FEI U.K., Ltd., a United Kingdom corporation, FEI Deutschland GmbH, a German limited liability company, and FEI FSC, Ltd, a United States Virgin Islands corporation.

"Takeover Statute" shall have the meaning set forth in Section 3.7.

"Taxes" shall mean all federal, state, local, or foreign taxes, charges, fees, levies, or other assessments, including without limitation all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, production, value added, estimated severance, stamp, occupation, property, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

"Tax Returns" includes all federal, state, foreign, and other returns, reports, forms, declarations, and information returns required to be filed by a party with respect to Taxes that relate to such party's business, results of operations, financial condition, properties, or assets.

"Top-Up Price" shall have the meaning set forth in Section 2.2.

"Top-Up Shares" shall have the meaning set forth in Section 2.2.

"To the knowledge of" a party or words of similar import shall mean the actual knowledge of any executive officer of that party who has been designated as such in that party's annual report to stockholders and any other officer who has specific managerial authority with respect to the relevant area, in each case after due inquiry.

"Transaction Costs" shall mean FEI's transaction costs incurred in connection with the transaction contemplated by this Agreement and the Merger Agreement up to a maximum aggregate amount of $1,000,000.



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


"Unaffected Trading Days" shall have the meaning set forth in Section 2.1.

         Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         Section 1.3 Other Definitional Provisions.

         (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) The terms "dollars" and "$" shall mean United States dollars.


                                   ARTICLE II

                  PURCHASE OF COMMON STOCK AND BRIDGE FINANCING

         Section 2.1 Purchase and Sale of Financing Shares. On the terms and subject to the conditions set forth herein, on the Closing Date (as defined below) FEI agrees to sell to PBE, and PBE agrees to purchase from FEI, the Financing Shares at a price per share of Common Stock in cash equal to the fifteen day average of the closing prices of FEI stock for (i) the nine full trading days preceding the Announcement Date (the "Unaffected Trading Days") and
(ii) the six full trading days comprised of the Announcement Date and the five full trading days immediately following the Announcement Date; provided, however, that the price for the Financing Shares shall not exceed 130% of the average of the closing prices on the Unaffected Trading Days (such price per share being the "Per Share Price," and the product of the Financing Shares and the Per Share Price being the "Financing Price"); and provided, further, that if the Pricing Notice asserts that a Material Pricing Event has occurred, the Per Share Price shall equal the Adjusted Price.

         Section 2.2 Purchase and Sale of Top-Up Shares. On the terms and subject to the conditions set forth herein, FEI agrees that PBE shall have the right, but not the obligation, to purchase for cash on the Closing Date such number of shares of Common Stock as PBE shall specify by written notice to FEI delivered not later than two Business Days prior to the Closing Date at the Per Share Price for each share of Common Stock so purchased (such shares being the "Top-Up Shares", and the product of the number of Top-Up Shares and the Per Share Price being the "Top-Up Price"); provided, that the number of Top-Up Shares purchased pursuant to this Section 2.2 shall not exceed the Maximum Number.


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


         Section 2.3 Notices; Closing; Delivery and Payment.

         (a) Promptly following the determination by FEI that the conditions to the closing of the Merger Agreement and the Stock Purchase Agreement have been satisfied, FEI shall deliver to PBE notice to that effect (the "Closing Notice"). No later than three business days following the Closing Notice Date, PBE shall deliver to FEI notice indicating whether PBE asserts that a Material Pricing Event has occurred (the "Pricing Notice"). If the Closing does not take place within two business days following the delivery by PBE of the Pricing Notice, FEI will deliver another Closing Notice within two business days following delivery of the Pricing Notice.

         (b) The closing (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204 at 5 p.m., Pacific time, on the date that is no later than the third day following the date when the last of the conditions set forth in Article VI have been satisfied or waived (or at such other time and place as the parties hereto may mutually agree). The date on which the Closing occurs is referred herein as the "Closing Date". The Closing hereunder shall be deemed to occur simultaneously with the closing under the Merger Agreement.

         (c) In a simultaneous transaction on the Closing Date, PBE shall deliver to FEI the Purchase Price, in immediately available funds by wire transfer to an account of FEI at a bank designated by FEI, by notice to PBE, and FEI shall deliver to PBE of certificates representing the Purchased Shares duly issued to PBE and registered in the name of PBE or its designee.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF FEI

         For purposes of the representations and warranties contained in this
Article III and Article IV hereof, "Material Adverse Effect" used in connection with a party means any event, change or effect that is materially adverse to the condition (financial or other), properties, assets, liabilities, businesses, operations or results of operations (any one of the foregoing, the "Business") of such party and its subsidiaries taken as a whole; provided, however, that an adverse event, change or effect on the Business of a party that results from any one or more of the following shall not constitute a Material Adverse Effect: (i) changes in laws, regulations or GAAP, (ii) any event, change or effect reasonably determined to have resulted from the announcement of the Merger or the execution of the Merger Agreement, (iii) any decline in the financial markets generally or the semiconductor industry in particular, (iv) in the case of FEI, any event or occurrence of which any of the PBE designees on the FEI board of directors has actual knowledge as of the date hereof or (v) any adverse effect on FEI that is directly related to a corresponding beneficial effect on Micrion.


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


         FEI hereby represents and warrants to PBE as of the date hereof and as of the Closing that:

         Section 3.1 Organization, Good Standing and Qualification. FEI is a corporation legally existing under the laws of the State of Oregon and, except as set forth on Schedule 3.1, is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect on FEI. FEI has the full corporate power and authority to enter into this Agreement and carry out its terms. Except for the approval of its stockholders, if required, FEI has taken all corporate action necessary to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by FEI and is binding upon and enforceable against FEI in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by principles of equity governing specific performance, injunctive relief, or other equitable remedies.

         Section 3.2 Approval and Fairness. The Board of Directors of FEI (i) has duly approved this Agreement and the transactions contemplated hereby and
(ii) received on behalf of FEI the opinion of its financial advisors, Needham & Company, Inc. ("Needham"), to the effect that the Merger Consideration and PBE's purchase of the Purchased Shares are fair to the FEI stockholders (other than PBE, with respect to the purchase of the Purchased Shares) from a financial point of view. An executed copy of such opinion has been delivered to PBE.

         Section 3.3 No Adverse Consequences. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement by FEI nor the consummation of the transactions contemplated by this Agreement will:

         (a) violate or conflict with any provision of FEI's articles of incorporation or bylaws;

         (b) violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any Governmental Entity applicable to FEI, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FEI;

         (c) either alone or with or without the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to FEI under, or constitute a default under any agreement, instrument, license or permit to which FEI is bound, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FEI;


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


         (d) except for applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws and (ii) with respect to matters set forth in Schedule 3.3, require any consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity, or any other person or entity by FEI, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FEI.

         Section 3.4 Capital Structure; Valid Issuance. Other than as disclosed in Schedule 3.4, FEI has authorized capital stock consisting of 30,000,000 shares of Common Stock, of which 18,160,808 shares were outstanding on November 25, 1998 and 500,000 shares of preferred stock, none of which is outstanding. Options to purchase 1,493,188 shares of Common Stock were outstanding on October 31, 1998 under grants made pursuant to the 1984 Stock Incentive Plan, the 1995 Stock Incentive Plan and the 1995 Supplemental Stock Incentive Plan (the "FEI Option Plans") and options to purchase 36,100 shares of Common Stock have been granted since October 31, 1998. Schedule 3.4 sets forth a complete list of all options outstanding and the exercise prices and strike prices thereof. All of the outstanding shares of capital stock of FEI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any stockholder or in violation of any applicable securities laws. Except as set forth above, there are no shares of capital stock of FEI authorized, issued or outstanding and, except for options granted pursuant to the FEI Option Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of FEI of any character relating to the issued or unissued capital stock or other securities of FEI other than rights of PBE to maintain its percentage interest in the issued and outstanding shares of FEI as provided in the Combination Agreement dated November 15, 1996, as amended. There are no outstanding obligations of FEI to repurchase, redeem, or otherwise acquire any of the Purchased Shares. Prior to the Closing Date, upon obtaining the shareholder approval contemplated by Section 5.2 hereof, the Financing Shares will be duly authorized and, when issued, will be validly issued, fully paid and non-assessable. Prior to the Closing Date, FEI will have duly authorized and reserved for issuance 45,000,000 shares of Common Stock, sufficient for the issuance of the Maximum Number of shares issuable to PBE pursuant to this Agreement.

         Section 3.5 FEI Reports; Financial Statements. FEI has filed with the SEC, and has made available to PBE true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement or filed subsequent to the date hereof, other than preliminary filings, is referred to as an "FEI Report"). Each FEI Report, at the time filed complied and, in the case of future filings, will comply in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements of FEI included in the FEI Reports comply and, in the case of future filings, will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been and, in the case of future filings, will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring year end audit adjustments) the consolidated financial position of FEI and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 3.6 Absence of Certain Changes. Except as disclosed in Schedule
3.6 or in any FEI Reports, since September 27, 1998 FEI has conducted its business only in, and has not engaged in any material transactions other than according to, the ordinary and usual course of such business, and there has not been:

          (a) Any event, occurrence or development which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect on FEI, other than with respect to market conditions in the semiconductor industry;

          (b) Any amendment to FEI's Articles of Incorporation or Bylaws or any entry into any material agreement, commitment, or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification, or termination of any existing agreement, commitment, or transaction) by FEI, except agreements, commitments, or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          (c) Any direct or indirect declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock, property, or any combination thereof) in respect of the common stock of FEI, or any direct or indirect repurchase, redemption, or other acquisition by FEI of any shares of its stock, or any change by FEI in its accounting principles, practices or methods;

          (d) Any issuance or sale of any stock of FEI (other than issuances pursuant to the exercise of options granted pursuant to the FEI Option Plans) or any issuance or granting of any option, warrant, or right to purchase any stock of FEI (other than options granted under the FEI Option Plans and the FEI Employee Share Purchase Plan) or any commitment to do any of the foregoing;

          (e) Any material purchase or other acquisition of property by FEI, any sale, lease, or other disposition of property by FEI, or any expenditure by FEI, except in the ordinary course of business;

          (f) Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations or financial condition of FEI; or

          (g) Any encumbrance or consent to encumbrance of any material property or assets of FEI except in the ordinary course of business.

         Section 3.7 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Sections 60.801 to 60.816 of the Oregon Business Corporation Act) (each a "Takeover Statute") or any applicable anti-takeover provision in FEI's certificate of incorporation and bylaws is, or at the Closing will be, applicable to the transactions contemplated by this Agreement.

         Section 3.8 Brokers. No broker, investment banker, financial advisor, or other Person, other than Needham, the fees and expenses of which will be paid by FEI, is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Merger Agreement based upon arrangements made by or on behalf of FEI. FEI has disclosed the Terms of Needham's engagement letter to PBE prior to the date hereof.

         Section 3.9 Merger Agreement. The Merger Agreement has been duly executed and delivered by the duly authorized officers of FEI and FEI Merger Sub, and constitutes a valid and binding obligation of each of FEI and FEI Merger Sub enforceable against FEI and Merger Sub in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by principles of equity governing specific performance, injunctive relief, or other equitable remedies.

         Section 3.10 Other Information. The information furnished by FEI in this Agreement, the Disclosure Schedule and in any certificate executed or delivered pursuant hereto by or on behalf of FEI is not materially false or misleading and does not contain a misstatement of a material fact or omit to state any material fact required to be stated in order to make the statements herein and therein not misleading.

         Section 3.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither FEI nor any other Person makes any other express or implied representation or warranty on behalf of FEI.

To the extent that FEI can demonstrate that PBE had actual knowledge, as of the Closing Date, of a fact that would make a representation or warranty of FEI stated herein false, and PBE proceeds to Closing, PBE shall be deemed to have relinquished and released any rights resulting therefrom or relating thereto.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF PBE

         PBE hereby represents and warrants to FEI as of the date hereof and as of the Closing that:

         Section 4.1 Due Incorporation of PBE. PBE is a private limited liability company that is duly organized and validly existing under the laws of the Netherlands with full corporate power and authority, or similar power and authority, to own and operate its business and properties and to carry on its business as such business is now being conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect on PBE. PBE has full corporate power and authority to enter into this Agreement and carry out its terms. PBE has taken all corporate action necessary to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by PBE and is binding and enforceable against PBE in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by principles of equity governing specific performance, injunctive relief, or other equitable remedies.

         Section 4.2 No Adverse Consequences. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement by PBE nor the consummation of the transactions contemplated by this Agreement will:

         (a) violate or conflict with any provision of PBE's articles of incorporation or bylaws;

         (b) violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any Governmental Entity applicable to PBE, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBE;

         (c) either alone or with or without the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to PBE under, or constitute a default under any agreement, instrument, license or permit to which PBE is bound, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBE;

         (d) except for applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws and (ii) with respect to matters set forth in Schedule 4.2, require any consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity, or any other person or entity by PBE, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBE.

         Section 4.3 Financing. PBE has or will have, as and when required, the funds necessary to consummate the transactions contemplated hereby in accordance with the terms hereof.

         Section 4.4 Securities Act. PBE is acquiring the Purchased Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act in any manner that would be in violation of the Securities Act. PBE understands each certificate representing the Purchase Shares shall bear legends in the following form:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

         Section 4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither PBE nor any other Person makes any other express or implied representation or warranty on behalf of PBE.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Continuation of Business. Except as set forth on Schedule 5.1, without the prior written consent of PBE, from and after the execution date of this

Agreement until Closing, FEI will use its commercially reasonable best efforts to carry out the following:

          (a) operate and maintain its business in its usual manner and in the ordinary course and, to the extent consistent therewith, use its reasonably best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

          (b) not declare, pay, or set aside for payment and dividend or other distribution of money or property in respect of its capital stock;

          (c) not acquire any assets other than assets acquired in the ordinary and usual course of its business and consistent with past practices; and

          (d) not amend its Articles of Organization or Incorporation or Bylaws, except to increase the number of authorized shares of Common Stock to not more than 45,000,000 shares.

         Section 5.2 Information Supplied.

         (a) FEI agrees, as to itself and its Subsidiaries that (i) none of the information, except for such information to be provided by PBE pursuant to
Section 5.2(b) below or by Micrion, to be included or incorporated by reference in a Joint Proxy Statement/Prospectus (including any amendments or supplements thereto, the "Proxy Statement"), used in connection with the Shareholders Meeting will, at the time the Proxy Statement is published and mailed to FEI's Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement will not, at the date of mailing to shareholders and at the times of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such untrue statement is provided by PBE pursuant to Section 5.2(b) below or by Micrion or such omission is directly caused by PBE's breach of its covenant in Section 5.2(b) below.

         (b) PBE agrees to provide to FEI in writing all material information required by Law to be included in the Proxy Statement that cannot reasonably be provided by FEI or its Subsidiaries because such information is exclusively within the control and knowledge of PBE or its Affiliates (such information, the "PBE Information"). PBE agrees, as to itself and its Affiliates, that none of the PBE Information supplied by it for inclusion in the Proxy Statement will, at the time the Proxy Statement is published and mailed to FEI's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PBE further agrees to supply such additional PBE Information to FEI for inclusion in the Proxy Statement if, in light of circumstances occurring subsequent to the time the Proxy Statement is published and mailed, such additional PBE Information is necessary in order that the PBE Information in the Proxy Statement will not, at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.3 Shareholders Approval. Subject to fiduciary obligations under applicable law, FEI will take, in accordance with applicable law and its Articles of Incorporation and by-laws, all action necessary to convene a meeting of holders of its Common Stock (the "Shareholders Meeting") as promptly as practicable to consider and vote upon the issuance of Purchased Shares contemplated thereby. Subject to fiduciary obligations under applicable law, FEI's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

         Section 5.4 Filings; Other Actions; Notification.

         (a) FEI shall promptly prepare and file with the SEC the Proxy Statement, shall promptly respond to any SEC comments thereon and shall, as soon as practicable thereafter, mail the Proxy Statement to the shareholders of FEI. Subsequent to mailing the Proxy Statement, FEI shall promptly amend or supplement the Proxy Statement, if the information in it is required by law to be amended or supplemented or if such an amendment or supplement is otherwise necessary, proper or advisable in light of the terms hereof. FEI shall use its reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the transactions contemplated by this Agreement and the Merger Agreement and will pay all expenses incident thereto (except to the extent that Micrion shall pay such expenses pursuant to the Merger Agreement). FEI shall also use its best efforts to comply with all NASD rules applicable to the transactions contemplated hereby and shall use its best efforts to obtain the approvals necessary for the Purchased Shares to be quoted on the Nasdaq National Market.

         (b) FEI shall cooperate with PBE and use (and shall cause its Affiliates to use) reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and the Merger Agreement. Subject to applicable laws relating to the exchange of information, PBE shall have the right to review in advance all the information relating to FEI and any of its Affiliates, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Merger Agreement. In exercising the foregoing right, PBE shall act reasonably and as promptly as practicable.

         (c) PBE shall, upon request by FEI, furnish the other with all information concerning itself and as applicable, its Affiliates, directors, officers and, shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of FEI or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Merger Agreement.

         (d) FEI shall keep PBE apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Merger Agreement, including promptly furnishing PBE with copies of notices or other communications received by FEI or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement. FEI will notify PBE promptly of any fact or occurrence between the date of this Agreement and the Closing Date of which it becomes aware which would make any of the conditions to Closing of this Agreement not capable of being satisfied and of any event, change or effect that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FEI.

         Section 5.5 Publicity. FEI shall not issue any press releases or otherwise make public announcements with respect to the transactions contemplated by this Agreement, nor shall FEI make any filings with any third party and/or any Governmental Entity (including any interdealer quotation service) with respect thereto unless FEI first obtains the consent of PBE, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the Nasdaq National Market (and then, to the extent feasible, only after notice to and consultation with PBE).

         Section 5.6 Expenses. FEI shall pay all charges and expenses incurred by it, and PBE shall pay all charges and expenses incurred by it or its Affiliates, in connection with the transactions contemplated by this Agreement.

         Section 5.7 Takeover Statute. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, FEI and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of such statute or regulation on such transactions.

         Section 5.8 Right to Maintain Percentage Interest. Nothing in this Agreement shall affect the right of PBE to maintain its percentage interest in FEI in accordance with the terms of the Combination Agreement, dated as of November 15, 1996, between PBE and FEI; provided, however, that if PBE elects to terminate this Agreement pursuant to Section 8.1(h) hereof, the reduction in PBE's percentage ownership of FEI Common Stock resulting from the issuance of the shares of Common Stock in the Merger or upon the exercise of options to be issued to former officers or employees of Micrion as part of their Employment Agreements with FEI shall be considered to have occurred as a result of a sale of FEI Common Stock by PBE for purposes of Section 5.17 of the Combination Agreement.

         Section 5.9 Use of Proceeds. The Financing Price shall be used by FEI to pay (A) (i) the cash portion of the consideration to be paid to the stockholders of Micrion pursuant to the Merger Agreement and (ii) the Transaction Costs, and (B) the Top-Up Price, if any, shall be used by FEI for working capital.


                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

         Section 6.1 Conditions to the Obligations of FEI and PBE. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

         (a) Shareholders Approval. At the Shareholders Meeting, the shareholders of FEI shall approve the issuance of Purchased Shares contemplated hereby and by the Merger Agreement;

         (b) Governmental Authorizations. All filings required to be made prior to the Effect Time with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time from, and Governmental Entities in order to consummate the transactions contemplated by this Agreement, will have been made or obtained, as the case may be, and the waiting period under the HSR Act and any applicable competitions laws of any jurisdiction will have expired or been terminated (collectively, the "Required Approvals").

         (c) No Prohibitions. There shall not have been promulgated or issued a law, statute, rule, regulation, decree, order, injunction or ruling by any Governmental Entity that remains in effect and prohibits, restrains or enjoins the consummation of the Merger.

         (d) Merger Conditions. Prior to the Closing, all of the conditions to the closing of the Merger Agreement shall have been satisfied (it being understood that if FEI has waived satisfaction of any of the conditions set forth in the Merger Agreement this condition shall not be deemed satisfied unless PBE shall have consented to such waiver in writing).

         (e) Nasdaq Listing. The Purchased Shares shall have been approved for listing on the Nasdaq National Market; and

         (f) Notices. FEI and PBE shall have complied with Section 2.3(a).

         Section 6.2 Conditions to the Obligations of PBE. The obligation of PBE to effect the Closing is subject to the satisfaction (or waiver by PBE) prior to the Closing, of the following conditions:

         (a) Representations and Warranties. The representations and warranties of FEI contained in the following sections of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date): 3.1, 3.2, 3.3, 3.4, 3.5, 3.6(b)-(g), 3.7, 3.8, 3.9 and 3.10; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2 shall be deemed to be satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on FEI;

         (b) Covenants. The covenants and agreements of FEI to be performed on or prior to the Closing, shall have been duly performed in all material respects, and PBE shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of FEI;

         (c) Acquisition Documentation. PBE shall be reasonably satisfied with the Merger Agreement (such satisfaction is hereby confirmed by PBE's execution and delivery of this Agreement);

         (d) Legal Opinion. PBE shall have received the opinion of Stoel Rives LLP, dated as of the Closing Date, addressed to PBE substantially similar to the opinion by Stoel Rives LLP dated February 21, 1997 and delivered to Philips Industrial Electronics International B.V. in connection with the Combination Agreement, except for paragraphs (9), (10) and (11) of such opinion.

         Section 6.3 Conditions to the Obligations of FEI. The obligation of FEI to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following condition:

         Representations and Warranties. The representations and warranties of PBE set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this Section 6.3 shall be deemed to be satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on PBE.


                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

         Section 7.1 Survival. All of the representations and warranties of FEI contained in this Agreement and all claims and causes of action with respect thereto shall survive the Closing until 30 calendar days after FEI files with the SEC audited financial statements covering an annual period that ends subsequent to the Closing Date.

         Section 7.2 Reciprocal Indemnification. Each of FEI and PBE hereby agrees that it shall indemnify, defend and hold harmless the other, the other's Affiliates and, if applicable, the other's respective directors, officers, shareholders, partners, agents and employees and their heirs, successors and assigns (each an Indemnified Party and, collectively, the "Indemnified Parties") from, against and in respect of any losses ("Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties, directly or indirectly relating to or arising out of (i) any breach of any representation or warranty made by it contained in this Agreement, (ii) the breach of any covenant or agreement of it contained in this Agreement and (iii) any claim, litigation, investigation or proceeding relating to this Agreement, the transactions contemplated by this Agreement, or the use of the Purchase Price.

         Section 7.3 Indemnification Procedures. With respect to third party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.3. In the event that any claim or demand ("Claim") for which FEI or PBE (as the case may be, the "Indemnifying Party"), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party's receipt of written notice of such Claim, notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The failure on the part of the Indemnified Party to give any such Claim Notice within such 30 day period shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 60 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim and (b) whether or not it desires to defend the Indemnified Party against such Claim. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided, that the Indemnifying Party shall not take any action which would result in the creation, and shall promptly seek the removal, of any Encumbrance on the property or assets of the Indemnified Party resulting from such Claim or the litigation thereof. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party unless the Indemnifying Party elects not to defend the Indemnified Party against such Claim. The Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment which (i) includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all liability in respect of such action, which release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party and (ii) would not adversely affect the right of the Indemnified Party and its Affiliates to own, hold and use their respective assets or operate businesses. Notwithstanding the foregoing, (i) the Indemnified Party shall have the sole right to defend, settle or compromise any Claim with respect to which it has waived its right to indemnification pursuant to this Agreement and (ii) the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this section, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its reasonable efforts in the defense of all such claims.

         Section 7.4 Indemnification Net of Taxes. The amount of any Losses for which indemnification is provided pursuant to this Article VII shall be increased to take account of any net Tax costs incurred by the Indemnified Party (including the present value of any lost net operating loss carryforwards or other tax attributes) arising from the receipt of indemnity payments hereunder (taking into account the effects of such increase). In computing the amount of any such Tax cost, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt of any indemnity payment hereunder.


                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by agreement of FEI and PBE;

         (b) by either FEI or PBE, by giving written notice of such termination to the other party, if the Merger shall not have occurred on or prior to October 31, 1999;

         (c) by either FEI or PBE in writing, if there shall have occurred any failure of any condition precedent to the Merger and such failure is either not capable of being cured prior to the closing of the Merger, or, if such failure is capable of being cured, is not cured within a reasonable amount of time after notice thereof;

         (d) by either FEI or PBE in writing, if there shall have occurred any failure of any condition precedent to the obligations of the terminating party to effect the transactions contemplated by this Agreement and such failure is either not capable of being cured prior to the Closing or, if such failure is capable of being cured, is not cured within a reasonable amount of time after notice thereof; provided, however, that neither FEI nor PBE, as the case may be, may terminate this agreement pursuant to this Section 8.1(d) if FEI or PBE, as the case may be, has failed to fully comply with its obligations hereunder in any manner that shall have proximately caused such failure to satisfy any condition precedent;

         (e) by PBE if FEI has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or if such breach is capable of being cured, is not so cured within a reasonable amount of time; provided, however, that PBE may not terminate under this provision because of the failure of a representation or warranty of FEI to be true and correct unless such failure, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on FEI; and provided, further, that termination pursuant to this Section 8.1(e) shall not relieve FEI of liability for such breach or otherwise;

         (f) by FEI if PBE has materially breached any representation, warranty, covenant or agreement made by it in this Agreement and such breach is either not capable of being cured prior to the Closing or if such breach is capable of being cured, is not so cured within a reasonable amount of time; provided, however, that FEI may not terminate under this provision because of the failure of a representation or warranty of PBE to be true and correct unless such failure, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on PBE; and provided, further, that termination pursuant to this Section 8.1(f) shall not relieve PBE of liability for such breach or otherwise;

         (g) by PBE if FEI's Common Stock is no longer quoted on the Nasdaq National Market System;

         (h) by PBE if a Material Pricing Event has occurred and the Adjusted Price is less than $5.00 per share; or

         (i) by PBE pursuant to Section 9.3 hereof.

         Section 8.2 Effect of Termination.

         (a) Except as set forth in paragraph (b) below, in the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or its respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

         (b) In the event this Agreement is terminated by PBE pursuant to
Section 8.1(e) hereof, FEI shall promptly pay to PBE all of the expenses PBE incurred in connection with this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

         To PBE:

         c/o PHILIPS INTERNATIONAL B.V.
         Rembrandt Tower
         Amstelplein 1
         1096 HA Amsterdam
         The Netherlands
         Telephone: 31-20-597-7236
         Telecopy:  31-20-597-7230
         Attn:  Guido R.C. Dierick

         With a copy to:

         SULLIVAN & CROMWELL
         125 Broad Street
         New York, New York 10004
         Telephone:  212-558-4000
         Telecopy:   212-558-3358
         Attn:  Alexandra D. Korry

         To FEI:

         FEI COMPANY
         7451 N.E. Evergreen Parkway
         Hillsboro, Oregon 97124-5830
         Telephone:  503-640-7500
         Telecopy:   503-540-7509
         Attn:  Chief Executive Officer

         With a copy to:

         STOEL RIVES LLP
         900 S.W. Fifth Avenue, Suite 2600
         Portland, Oregon 97204-1268
         Telephone:  503-224-3380
         Telecopy:   503-220-2480
         Attn:  Stephen E. Babson

         Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by FEI and PBE, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and, except as otherwise provided herein, shall not be exclusive of any rights or remedies provided by law.

         Section 9.3 Amendment of Merger Agreement. FEI and PBE hereby agree that the Merger Agreement shall not be amended without the prior written consent of PBE, which consent shall not be unreasonably withheld or delayed. In the event that the Merger Agreement is amended in contravention of the preceding sentence, PBE may terminate this Agreement without penalty three days after it has delivered to FEI written notice of its intention to do so, and PBE shall have no liability to FEI or its Affiliates, directors, officers or employees, notwithstanding any other provision of this Agreement.

         Section 9.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, but PBE may assign all or any portion of its rights and obligations pursuant to this Agreement to any other Person in the Philips Group.

         Section 9.5 Entire Agreement. This Agreement (including the Disclosure Schedule hereto) contains the entire agreement between the parties hereto, with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except that the Combination Agreement shall remain in full force and effect and shall not be amended or modified by the terms hereof.

         Section 9.6 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

         Section 9.7 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than PBE or FEI, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 9.8 Disclosure Schedules. The disclosure of any matter in the Disclosure Schedule, including any FEI Reports incorporated by reference therein, pursuant to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by FEI or PBE, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

         Section 9.9 Governing Law; Mediation and Arbitration.

         (a) The Agreement shall be governed by the laws of the state of New York, without giving effect to principles of conflicts of laws thereof.

         (b) If a dispute arises out of or relates to this contract, or the breach thereof, and if that dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules and Title 9 of the U.S. Code and PBE hereby consents to the jurisdiction of such arbitration to the extent required. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         (c) The number of arbitrators shall be three, one of whom shall be appointed by each of PBE and FEI and the third of whom shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority and the place of arbitration shall be New York, New York. The language of the arbitration shall be English, but documents or testimony may be submitted in Dutch if a translation is provided.

         (d) The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement.

         (e) Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

         Section 9.10 Counterparts. This Agreement may be executed by the parties on separate counterparts which, when taken together with counterparts signed by each of the other parties, shall constitute a single fully executed Agreement which shall be as fully binding and effective as if each party had executed a single signature page.

         Section 9.11 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                           PHILIPS BUSINESS ELECTRONICS
                                           INTERNATIONAL B.V.


                                           By:
                                              -------------------------------
                                              Name:
                                              Title:



                                           FEI COMPANY


                                           By:
                                              -------------------------------
                                              Name:
                                              Title: